Exhibit 2.1
EXECUTION COPY

TRANSFER AND CONTRIBUTION AGREEMENT
between
B. RILEY BRAND MANAGEMENT LLC
as Transferor
and
BR FUNDING HOLDINGS 2024-1 LLC
as Transferee
Dated as of October 25, 2024

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1
SECTION 1.1    Definitions    1
SECTION 1.2    Other Terms    4
SECTION 1.3    Computation of Time Periods    4
SECTION 1.4    Interpretation    4
ARTICLE II CONVEYANCES OF TRANSFERRED ASSETS    5
SECTION 2.1    Conveyances    5
SECTION 2.2    Survival; Indemnification    8
SECTION 2.3    Transfer Taxes    9
ARTICLE III CONSIDERATION AND PAYMENT; REPORTING    9
SECTION 3.1    Transfer Consideration    9
SECTION 3.2    Payment of Transfer Consideration    9
ARTICLE IV REPRESENTATIONS AND WARRANTIES    9
SECTION 4.1    Transferor’s Representations and Warranties    10
SECTION 4.2    Transferee’s Representations and Warranties    15
ARTICLE V COVENANTS OF THE TRANSFEROR    15
SECTION 5.1    Covenants of the Transferor    15
ARTICLE VI MISCELLANEOUS PROVISIONS    19
SECTION 6.1    Amendments, Etc    19
SECTION 6.2    Governing Law: Submission to Jurisdiction    19
SECTION 6.3    Notices    19
SECTION 6.4    [Reserved] ………    21
SECTION 6.5    Severability of Provisions    21
SECTION 6.6    Further Assurances    21
SECTION 6.7    No Waiver; Cumulative Remedies    22
SECTION 6.8    Counterparts    22
SECTION 6.9 Merger and Integration    23
SECTION 6.10 Non-Petition; Limited Recourse    23
SECTION 6.11    Headings    23

SCHEDULES
Schedule A    Schedule of Transferred Assets

Schedule B         Knowledge Persons
i

This TRANSFER AND CONTRIBUTION AGREEMENT, dated as of October 25, 2024 (as amended, supplemented or otherwise modified and in effect from time to time, this “Agreement”), between B. RILEY BRAND MANAGEMENT LLC, a Delaware limited liability company (in such capacity, the “Transferor”), and BR FUNDING HOLDINGS 2024-1 LLC, a Delaware limited liability company (in such capacity, the “Transferee”).
W I T N E S S E T H:
WHEREAS, the Transferee has entered into that certain Note Purchase and Security Agreement, dated as of October 25, 2024 (the “Note Purchase and Security Agreement”), with BR Funding 2024-1 LLC (the “Issuer”), MKM Holdings XX, LLC, as Servicer, Bluestar Alliance LLC, as Asset Vehicle Manager, the Senior Note Purchaser and each Preference Share Purchaser referred to therein, U.S. Bank Trust Company, National Association, as Collateral Agent, Collateral Administrator and Note Agent and U.S. Bank National Association, as Securities Intermediary, pursuant to which the Purchasers have agreed to fund certain Class A Notes, Class B Notes and Preference Shares issued by the Issuer thereunder;
WHEREAS, the Issuer is a wholly-owned subsidiary of the Transferee; and
WHEREAS, in connection with the transactions contemplated under the Note Purchase and Security Agreement, the Transferor desires to contribute, sell, transfer and assign, and the Transferee desires to purchase and assume, certain Transferred Assets, on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Transferee and the Transferor as follows:
Article I

DEFINITIONS
SECTION 1.1     Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). All capitalized terms used herein but not defined herein shall have the respective meanings specified in, or incorporated by reference into, the Note Purchase and Security Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Transferor or the Transferee is doing business.
“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which any Transferor or the Transferee is located or doing business that relates to money laundering or terrorism financing or any financial record keeping and reporting requirements related thereto.

“Agreement” has the meaning set forth in the preamble hereto.
“Asset Vehicle Manager Consents” means each of the Asset Vehicle 1 Manager Consent, the Asset Vehicle 2 Manager Consent, the Asset Vehicle 3 Manager Consent and the Asset Vehicle 4 Manager Consent.
“Asset Vehicle 1 Manager Consent” means that certain Manager consent dated on or about the date hereof among the Asset Vehicle Manager, as Day-To-Day Manager, the Manager (as defined in the Asset Vehicle 1 LLCA), the BR Seller and the Issuer with respect to the Asset Vehicle 1 Interests.
“Asset Vehicle 2 Manager Consent” means that certain Manager consent dated on or about the date hereof among the Manager (as defined in the Asset Vehicle 2 LLCA), the BR Seller and the Issuer with respect to the Asset Vehicle 2 Interests.
“Asset Vehicle 3 Manager Consent” means that certain Manager consent dated on or about the date hereof among the Manager (as defined in the Asset Vehicle 3 LLCA), the BR Seller and the Issuer with respect to the Asset Vehicle 3 Interests.
“Asset Vehicle 4 Manager Consent” means that certain Manager consent dated on or about the date hereof among the Manager (as defined in the Asset Vehicle 4 LLCA), the BR Seller and the Issuer with respect to the Asset Vehicle 4 Interests.
“Convey” means to sell, transfer, assign, contribute or otherwise convey assets hereunder.
“Conveyance” has the meaning set forth in Section 2.1(b).
“Conveyance Recharacterization” has the meaning set forth in Section 2.1(b).
“Final Determination” means, with respect to a dispute, an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment with respect to a claim, or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
“Going Private Event” means the consummation of any transaction as a result of which the Transferor Parent or any successor thereto ceases to be subject to the reporting requirements of the Securities Exchange Act of 1934.
“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all governmental authorities.
“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all governmental authorities.

“Indemnified Amounts” has the meaning set forth in Section 2.2.
“Indemnified Party” has the meaning set forth in Section 2.2.
“Initial Distribution Date” means the Payment Date falling in November 2024.
“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than governmental authorities).
“Related Rights” means, with respect to each Transferred Asset, any related rights or interest deriving from or related to any Asset Vehicle Interest pursuant to the applicable Asset Vehicle Agreements and all Collections, including distributions and recoveries related thereto, that are due or shall become due and paid in respect thereof accruing after the date hereof.
“Transferee” has the meaning set forth in the preamble hereto.
“Transferor Parent” means B. Riley Financial, Inc.
“Transferor” has the meaning set forth in the preamble hereto.
“Transfer Consideration” has the meaning set forth in Section 3.1.
“Transfer Taxes” has the meaning set forth in Section 2.3.
“Transferred Assets” means, collectively, the Asset Vehicle Interests that are Conveyed by the Transferor to the Transferee pursuant to the terms of this Agreement and as listed in Schedule A.
SECTION 1.2     Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.
SECTION 1.3    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
SECTION 1.4    Interpretation. In this Agreement, unless a contrary intention appears:
(i)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;
(ii)reference to any gender includes each other gender;

(iii)reference to day or days without further qualification means calendar days;
(iv)unless otherwise stated, reference to any time means New York time;
(v)references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;
(vi)reference to any agreement (including any Transaction Document or Asset Vehicle Agreement), document or instrument means such agreement, document or instrument as amended, modified, supplemented, replaced, restated, waived or extended and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents;
(vii)reference to any requirement of law means such requirement of law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any requirement of law means that provision of such requirement of law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;
(viii)references to “including” means “including, without limitation”;
(ix)all section references (including references to the preamble), unless otherwise indicated, shall be to Sections (and the preamble) in this Agreement; and
(x)reference to “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge of the persons specified in Schedule B after reasonable inquiry; provided, that such reasonable inquiry shall not require the Transferor to conduct, or to have previously conducted, any diligence, investigations or other inquiries of or with respect to the Asset Vehicle Manager or its Affiliates.
Article II

CONVEYANCES OF TRANSFERRED ASSETS
SECTION 2.1    Conveyances.
Article IOn the terms and subject to the conditions set forth in this Agreement, the Transferor hereby Conveys to the Transferee, and the Transferee hereby purchases, acquires and accepts from the Transferor, as of the date hereof, all of the Transferor’s right, title and interest (whether now owned or hereinafter acquired or arising and wherever located) in and to each Transferred Assets and the Related Rights in respect thereof, in each case without recourse and without representation or warranty except as expressly provided herein; provided that, notwithstanding the foregoing, the Transferor retains its right, title and interest in a portion of the Collections received in respect of the Transferred Assets and Related Rights as of the Initial Distribution Date (such aggregate Collections, the “Initial Distribution Date Collections”) equal to the product of (i) 75% and (ii) the sum (x) the Initial Distribution Date Collections less (y) an amount equal to the Asset Vehicle Manager Promote Fee payable to the Asset Vehicle Manager in accordance with the Priority of Payments on such date (provided such Asset Vehicle Manager Promote Fee shall not exceed 20% of the Initial Distribution Date Collections) (the “Retained Deferred Purchase Price Amount”) and such amount shall not constitute “Transferred Assets”. Transferee agrees to deliver, or to cause the Issuer, the Collateral Agent and the Servicer to deliver, instructions to the Asset Vehicle Manager to cause the Asset Vehicle Manager and the Asset Vehicles to pay over such Retained Deferred Purchase Price Amount directly to Transferee on the Initial Distribution Date.
(a)It is the express intent of the Transferor and the Transferee that each Conveyance of Transferred Assets by the Transferor to the Transferee pursuant to this Agreement be construed as an absolute transfer and/or contribution of such Transferred Assets by the Transferor to the Transferee under applicable state law and federal bankruptcy law, which transfer is absolute and irrevocable and provides the Transferee with the full risks and benefits of ownership of such Transferred Assets as of the date hereof, including such that the entire beneficial interest and title to such Transferred Assets shall not be deemed property of the Transferor’s estate in the event of the occurrence of any bankruptcy, receivership or other insolvency proceedings with respect to the Transferor or the Transferor’s property. The Transferor intends to relinquish all rights to possess and control the Transferred Assets. The Transferee shall have no obligation to account for, replace, substitute or return any Transferred Assets to the Transferor. The Transferee shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Transferred Assets and all of the Transferee’s right, title and interest therein, on whatever terms the Transferee shall determine, pursuant to and subject to any restrictions in the Note Purchase and Security Agreement or otherwise. Further, it is not the intention of the Transferor and the Transferee that any Conveyance be deemed a grant of a security interest in the Transferred Assets by the Transferor to the Transferee to secure a debt or other obligation of the Transferor. However, in the event that, notwithstanding the express intent of the parties, the Conveyances hereunder shall be characterized as loans and not as sales (“Conveyance Recharacterization”), then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and other applicable law, (ii) the Conveyances by the Transferor provided for in this Agreement shall be deemed to be, and each Transferor hereby grants to the Transferee, a first-priority security interest (subject to Permitted Liens) in, to and under all of the Transferor’s right, title and interest in, to and under, whether now owned or hereafter acquired, such Transferred Assets and all proceeds of the foregoing, (iii) the Transferee and its assignees shall have, with respect to such Transferred Assets, in addition to all the other rights and remedies available to the Transferee and its assignees under the other Transaction Documents, all the rights and remedies of a secured party under any applicable UCC, and (iv) each of the Transferor and the Transferee represents and warrants that each remittance of collections by the Transferor to the Transferee under this Agreement will have been (A) in payment of a debt incurred by the Transferor in the ordinary course of business or financial affairs of the Transferor and the Transferee and (B) made in the ordinary course of business or financial affairs of the Transferor and the Transferee. In the event of such a Conveyance Recharacterization, the Transferee and its assignees shall have, with respect to the Transferred Assets, in addition to all the other rights and remedies available to the Transferee and its assignees thereunder and under the applicable Transfer Documents, all the rights and remedies of a secured party under any applicable UCC.
The Transferor and the Transferee shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Transferred Assets to secure a debt or other obligation, such security interest would be deemed to be a first-priority perfected security interest in favor of the Transferee under applicable law and will be maintained as such throughout the term of this Agreement. The Transferor represents and warrants that the Transferred Assets are being transferred with the intention of removing them from the Transferor’s estate pursuant to Section 541 of the Bankruptcy Code of the United States or any other applicable insolvency law. The Transferee assumes all risk relating to nonpayment or failure by the Asset Vehicles and any other applicable counterparty to make any distributions owed by them under the Transferred Assets. Except with respect to any breach of its representations, warranties and covenants expressly stated in this Agreement, the Transferor Conveys each Transferred Asset “as is” and makes no covenants, representations or warranties regarding the Transferred Assets.
Notwithstanding anything herein to the contrary, the Transferee acknowledges and agrees on behalf of itself and its subsidiaries that (i) the Retained Deferred Purchase Price Amount is property of Transferor, (ii) the right of the Transferor to receive the Retained Deferred Purchase Price Amount shall be treated as owned by the Transferor and shall not be transferred to the Transferee for tax purposes, (iii) to the extent Transferee or Issuer receives or holds the Retained Deferred Purchase Price Amount or any portion thereof, that Transferee or Issuer, as applicable, holds such amount in trust for the benefit of Transferor as a fiduciary for Transferor, and shall not have or assert, and hereby disclaims, any right, title or interest in or to the Retained Deferred Purchase Price Amount, (iv) Transferee shall, and shall cause Issuer to, immediately pay over all amounts of the Retained Deferred Purchase Price Amount received by it or Issuer to Transferee and (v) Transferee shall not, and shall not Issuer to, exercise any right of recoupment, setoff or debit against any such amount it may receive or hold from time to time. The parties acknowledge and agree that neither Transferee nor Issuer (or any of their respective successors or assigns, as well as any bankruptcy estate formed under the Bankruptcy Code of the United States holds any equitable interest in the Retained Deferred Purchase Price Amount and, accordingly, such amounts shall not constitute property of the any bankruptcy estate of Transferee or the Issuer (or their respective successors or assigns) pursuant to section 541(d) of the Bankruptcy Code of the United States, and all such amounts shall remain Transferor’s sole property.
(b)In connection with the transactions to occur on the date hereof, the Transferor authorizes the Transferee to file, at the cost of the Transferee, a precautionary UCC financing statement or statements with respect to the Transferred Assets hereunder from time to time meeting the requirements of applicable state law in the jurisdiction of such Transferor’s organization to perfect and protect the interests of the Transferee created hereby under the UCC against all creditors of, and transferees of, the Transferor, and to deliver a file-stamped copy of such financing statements or other evidence of such filings to the Transferee as soon as reasonably practicable after its receipt thereof.
(c)The Transferor hereby authorizes the Transferee to file and, to the fullest extent permitted by applicable law the Transferee shall be permitted to sign (if necessary) and file, initial financing statements, continuation statements and amendments thereto and assignments thereof without the Transferor’s further action; provided that the description of collateral contained in such financing statements shall be limited to only Transferred Assets. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.
(d)The Transferor and the Transferee agree that prior to the time of Conveyance of the Transferred Assets hereunder, the Transferee has no rights to or claim of benefit from the Transferred Assets (or any interest therein) owned by the Transferor.
(e)The Transferee shall be entitled to dispose of any Transferred Assets in its discretion, subject to the terms of the Asset Vehicle Agreements, and shall have no duty or obligation to account to the Transferor in respect thereof nor any recourse to the Transferor in connection with any such disposition.
SECTION 2.2    Survival; Indemnification.
(a)Survival. The representations and warranties set forth in Article IV shall survive the consummation of the transactions contemplated herein for a period of two years from the date hereof; provided, that the representations and warranties set forth in Section 4.1(a), (c), (h) and (l) shall survive for a period of six (6) years from the date hereof; and provided, further, that if a claim with respect thereto shall be made prior to the applicable survival date, then such survival date shall be extended, and such provision shall survive solely for purposes of this Article II, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate.
(b)Indemnification by Transferor. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Transferor agrees to indemnify the Transferee and its successors, transferees, and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related reasonable and documented out-of-pocket costs and expenses, including reasonable and documented external attorneys’ fees and disbursements (provided that any indemnification for damages is limited to actual damages, and not consequential (including loss of profit), indirect, special or punitive damages) (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of any breach by the Transferor of its obligations under this Agreement or as a result of the failure of any representation or warranty of the Transferor herein to be true and correct in any material respect as of the date hereof; provided that such Indemnified Amounts shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) related to the performance of the Transferred Asset, including any change in the market value of any Transferred Asset or (b) that arise from any dispute not involving the Transferor between or among any Indemnified Party and any assignee or pledgee contemplated hereby or by any other agreement, document or instrument entered into in connection herewith.
SECTION 2.3    Transfer Taxes. The Transferor and the Transferee each hereby agree to bear fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement. The party required by law to do so shall file all necessary Tax returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the other party shall, and shall cause their respective Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE III

CONSIDERATION AND PAYMENT; REPORTING
SECTION 3.1    Transfer Consideration. The transfer consideration (the “Transfer Consideration”) for the Transferred Assets Conveyed on the date hereof shall be an amount equal to the fair market value of such Transferred Assets as of such date, as reasonably determined and agreed by the Transferor and the Transferee at the time of such Conveyance.
SECTION 3.2    Payment of Transfer Consideration. The Transfer Consideration shall be paid (a) concurrently with the execution of this Agreement by the Transferee making a payment in the amount of $189,300,000.00 in cash in immediately available funds to the Transferor, and/or (b) to the extent the Transfer Consideration is not paid in full in cash, by the Transferor making a deemed capital contribution to the Transferee in an amount equal to the unpaid portion of the Transfer Consideration, as agreed between the Transferor and the Transferee.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.1    Transferor’s Representations and Warranties. The Transferor represents and warrants to the Transferee as of the date hereof as follows; provided, that, for clarity, the representations and warranties in this Article IV are solely with respect to the Transferor and do not constitute representations or warranties regarding the business, operations, financial condition or otherwise with respect to the Asset Vehicles or the Asset Vehicle Manager, except as otherwise expressly provided:
(a)Due Organization; Power and Authority. The Transferor is a limited liability company, duly formed under the laws of the State of Delaware, with the requisite limited liability company power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement.
(b)Due Qualification and Good Standing. The Transferor is validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of organization, formation, incorporation or registration. The Transferor is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement and its constitutional documents, requires such qualification, except where the failure to be so qualified or in good standing (where applicable) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. This Agreement has been duly authorized by all requisite action by it and have been duly executed and delivered by the Transferor. Assuming due authorization, execution and delivery by each other party hereto and thereto, this Agreement is the legal, valid and binding obligation of the Transferor enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.
(d)Non-Contravention. Other than with respect to the Asset Vehicle Manager Consents required in connection with the transactions contemplated hereunder received on or before the date hereof, none of the execution and delivery by the Transferor of this Agreement or the consummation of the transactions herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under, its constitutional documents, (ii) conflict with or contravene (A) any applicable law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except, in each case under clause (ii) or (iii), for such conflicts, breaches, violations or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(e)Governmental Authorizations; Private Authorizations; Governmental Filings. The Transferor has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and the Transferor has made all material Governmental Filings necessary for the execution and delivery by it of this

Agreement, and the performance by the Transferor of its obligations under this Agreement, other than such UCC financing statements to be filed in connection with the execution and delivery of the Transaction Documents.
(f)Compliance with Agreements, Laws, Etc. The Transferor has preserved and kept in full force and effect its legal existence. The Transferor has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Transferor nor any controlled subsidiary nor, to the knowledge of the Transferor, any director, manager, officer, employee, agent or representative thereof, is a Sanctioned Person. The Transferor and its controlled subsidiaries and, to the knowledge of the Transferor, any director, manager, officer, employee, agent or representative thereof, has conducted its business in material compliance with Anti-Corruption Laws and Ant-Money Laundering Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(g)Backup Security Interest. Notwithstanding that it is the express intent of the parties hereto that each Conveyance of Transferred Assets hereunder be an absolute sale of such Transferred Assets by the Transferor to the Transferee, in the event that the Conveyances hereunder shall be characterized as loans and not as sales, this Agreement creates a valid and continuing Lien on the Transferred Assets in favor of the Transferee and the Collateral Agent, pursuant to the lien granted by the Transferee to the Collateral Agent under the Note Purchase and Security Agreement, as secured party, for the benefit of the Secured Parties, which security interest shall be, upon the filing by the Transferee of the UCC financing statement contemplated below, validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected under such article), and is enforceable as such against creditors of and transferees from such Transferor; the Transferor owns and has good and marketable title to the Transferred Assets, free and clear of any Lien, claims or encumbrances of any nature whatsoever except for Permitted Liens; the Transferor has received all consents and approvals required by the terms of any Asset Vehicle Agreement to the sale and granting of a security interest in the Asset Vehicle Interests to the Transferee; the Transferor will take all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Transferred Assets in which a security interest may be perfected, including by filing a financing statement pursuant to Article 9 of the UCC as in effect in the State of Delaware.
(h)Solvency.
(i)The Transferor is not entering into this Agreement or the transactions contemplated herein with the intent to hinder, delay or defraud either present or future creditors.
(ii)After giving effect to the transactions contemplated herein: (A) the Fair Value of the assets of each of the Transferor and the Transferor Parent (and its other Subsidiaries), taken as a whole, shall be greater than the total amount of liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Transferor and the Transferor Parent (and its other Subsidiaries), taken as a whole; (B) the Transferor and the Transferor Parent (and its other Subsidiaries), taken as a whole, shall each be able to pay their debts and obligations as they become due; and (C) the Transferor and the Transferor Parent (and its other Subsidiaries), taken as a whole, shall each have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.1(h)(ii), (x) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of each of the Transferor and the Transferor Parent (and its other Subsidiaries) would change hands in a transaction between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act and (y) “able to pay their debts and obligations” means that the Transferor and the Transferor Parent (and its other Subsidiaries) will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.
(iii)As of the date hereof, the Transferor and the Transferor Parent (and its other Subsidiaries) are not subject to any insolvency or bankruptcy proceedings under applicable law.
(i)Information True, Correct and Accurate. To the Transferor’s knowledge, all information heretofore furnished by the Transferor or its counsel in writing to the Transferee or its counsel in connection with this Agreement, the Transferred Assets or any transaction contemplated hereby is (when taken as a whole) true, correct and accurate in all material respects.
(j)Taxes. The Transferor has filed or caused to be filed all U.S. federal income and all other material tax returns which, to its knowledge, are required to be filed by it, if any, and has paid all taxes shown to be due and payable on such returns or on any material assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any amount of tax due, the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on its books); to the Transferor’s knowledge, no tax lien has been filed against any of the Transferred Assets.
(k)Title. (i) The Transferor possesses good, valid and marketable title to the Asset Vehicle Interests, free and clear of all Liens other than Permitted Liens. (ii) The Transferor has acquired its ownership in the Transferred Assets in good faith without notice of any adverse claim. (iii) To the knowledge of the Transferor each Asset Vehicles possesses good, valid and marketable title to the Underlying Assets, free and clear of all Liens other than Permitted Liens.
(l)No Other Representation or Warranties.
(i)Except for the representations and warranties expressly set forth in this Section 4.1, none of the Transferor, or any other Person on behalf of the Transferor makes (and the Transferor, on behalf of itself and its Subsidiaries and Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the Transferor or its

Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the transactions contemplated hereunder (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Transferee or any of its Subsidiaries or Affiliates hereunder.
(ii)The Transferor acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4.2, neither the Transferee nor any other Person on behalf of the Transferee has made any express or implied representation or warranty with respect to the transactions contemplated herein (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable law, including the warranties of merchantability and fitness for a particular purpose), and neither the Transferor nor any of its Affiliates have relied on any representation or warranty other than those expressly set forth in Section 4.2; provided, however, that, notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.1 (k), nothing in this Section 4.1(k) shall limit the Transferor’s remedies with respect to claims of fraud or willful breach in connection with, arising out of or otherwise related to the express written representations and warranties made by the Transferee in this Agreement.
SECTION 4.2    Transferee’s Representations and Warranties. The Transferee represents and warrants to the Transferor as of the date hereof:
(a)Due Organization. The Transferee is a Delaware limited liability company, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement.
(b)Due Qualification and Good Standing. The Transferee is validly existing and in good standing under the laws of its jurisdiction of organization, formation, incorporation or registration. The Transferee is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, and its constitutional documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. This Agreement has been duly authorized by all requisite action by it and has been duly executed and delivered by the Transferee. Assuming due authorization, execution and delivery by each other party hereto, this Agreement is the legal, valid and binding obligation of the Transferee enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)Non-Contravention. None of the execution and delivery by the Transferee of this Agreement, the consummation of the transactions herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a breach or violation of, or constitute a default, under its documents, (ii) conflict with or contravene (A) any applicable law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any material contractual obligation or any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except, in each case under clause (ii) or (iii), for such conflicts, breaches, violations or defaults as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(e)[reserved]

(f)No Other Representation or Warranties.
(i)Except for the representations and warranties expressly set forth in this Section 4.2, none of the Transferee, or any other Person on behalf of the Transferee makes (and the Transferee, on behalf of itself and its Subsidiaries and Affiliates, hereby disclaims) any other express or implied representation or warranty with respect to the Transferee or its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the transactions contemplated hereunder (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Transferor or any of its Subsidiaries or Affiliates in connection with the transactions contemplated hereunder.
(ii)The Transferee acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4.1, neither the Transferor nor any other Person on behalf of the Transferee has made any express or implied representation or warranty with respect to the transactions contemplated herein (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable law, including the warranties of merchantability and fitness for a particular purpose), and neither the Transferee nor any of its Affiliates have relied on any representation or warranty other than those expressly set forth in Section 4.1; provided, however, that, notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 4.2(e), nothing in this this Section 4.2(e) shall limit the Transferee’s remedies with respect to claims of fraud or willful breach in connection with, arising out of or otherwise related to the express written representations and warranties made by the Transferor in this Agreement.

ARTICLE V

COVENANTS OF THE TRANSFEROR
SECTION 5.1    Covenants of the Transferor. The Transferor hereby covenants and agrees with the Transferee that until the Secured Obligations have been paid in full (other than contingent indemnification or expense reimbursement obligations in respect of which no claim has been made), unless the Transferee otherwise consents in writing:
(a)Cash Management Systems: Deposit of Collections. To the extent the Transferor receives any Collections due to the Transferee with respect to the Transferred Assets (excluding, for the avoidance of doubt, payments in respect of the Retained Deferred Purchase Price Amount) transferred by it to the Transferee, the Transferor shall transfer, or use commercially reasonable efforts to cause to be transferred, all such Collections to the Collection Account by the close of business on the second Business Day following the date such Collections are received by the Transferor. Upon the transfer of the Transferred Assets, the Transferor shall, or allow the Transferee on its behalf, direct each Asset Vehicle to make payments (excluding, for the avoidance of doubt, payments in respect of the Retained Deferred Purchase Price Amount) in respect of each related Transferred Asset Conveyed hereunder directly into the Collection Account.
(b)Accounting of Purchases. The Transferor will not account for or treat the transactions contemplated hereby in any manner other than as a transfer or contribution of the Transferred Assets by the Transferor to the Transferee including for tax purposes, where appropriate.
(c)Liens. The Transferor shall not create, incur, assume or permit to exist any Lien on or with respect to the Transferred Assets, other than Permitted Liens. For the avoidance of doubt, this Section 5.1(c) shall not apply to any property retained by the Transferor and not Conveyed or purported to be Conveyed hereunder.
(d)Change of Name. Etc. In the event that the Transferor changes its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Transferor in accordance with Section 2.1(c) seriously misleading or change its jurisdiction of organization, the Transferor shall provide the Transferee at least ten (10) days (or such shorter period as the Transferee may agree) prior written notice and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements.
(e)Transfer Characterization. The Transferor shall not make statements or disclosures, or treat the transactions contemplated by this Agreement (other than for tax or accounting purposes as appropriate) in any manner other than as a true transfer, contribution or absolute assignment of the title to and sole record and beneficial ownership interest of the Transferred Assets Conveyed or purported to be Conveyed by it hereunder.

(f)Information. Following the occurrence of a Going Private Event, the Transferor will deliver the following to the Transferee:
(i)as soon as reasonably practicable, and in any event within one hundred and twenty (120) days after the end of each fiscal year, a consolidated balance sheet of the Transferor Parent as of the end of such fiscal year, and the related statements of operations and cash flows for such fiscal year audited by independent public accountants of nationally recognized standing; and
(ii)as soon as reasonably practicable, and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Transferor, an unaudited consolidated balance sheet of the Transferor Parent as of the end of such quarter, and the related statements of operations for such quarter, and for the portion of the Transferor’s fiscal year (as applicable) ended at the end of such quarter; and
(iii)simultaneously with the delivery of each set of financial statements referred to in clauses (i) and clause (ii) above, a certificate of the Transferor Parent certifying that such financial statements fairly present in all material respects the financial condition and the results of operations of such entities, on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of notes.
ARTICLE VI

MISCELLANEOUS PROVISIONS
SECTION 6.1    Amendments, Etc. This Agreement and the rights and obligations of the parties hereunder may not be amended, supplemented, waived or otherwise modified except in an instrument in writing signed by the Transferee and the Transferor, and, so long as any Secured Obligation are outstanding, consented to in writing by the Collateral Agent. Any reconveyance executed in accordance with the provisions hereof shall not be considered an amendment or modification to this Agreement.
SECTION 6.2    Governing Law: Submission to Jurisdiction.
(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (EXCEPT, AS TO ANY OTHER TRANSACTION DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
    (b)    Each party hereto irrevocably and unconditionally:

(i)submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States of America for the Southern District of New York, and the appellate courts of any of them;
(ii)consents that any such action or proceeding may be brought in any court described in Section 6.2(b)(i) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 6.3 or at such other address as may be permitted thereunder;
(iv)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(v)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Transaction Document any special, exemplary, punitive or consequential damages.
SECTION 6.3    Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail, postage prepaid, to the intended party at the address of such party set forth below:
(a)in the case of the Transferee:

BR FUNDING HOLDINGS 2024-1 LLC
850 Library Ave., Ste. 204
Newark, DE 19711
Attention: D. J. Puglisi
Telephone: 302-738-6680
e-mail: dpuglisi@puglisiassoc.com

(b)in the case of the Transferor:

B. RILEY BRAND MANAGEMENT LLC,
21255 Burbank Boulevard, Suite 400
Woodland Hills, CA 91367
Attention: Alan N. Forman

Email: aforman@brileyfin.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
Attn:     Patrick S. Brown
    Ari B. Blaut
Email:     brownp@sullcrom.com
    blauta@sullcrom.com

All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three (3) Business Days after having been deposited in the mail, postage prepaid, (c) if sent by two-day mail, two (2) Business Days after having been deposited in the mail, postage prepaid, (d) if sent by overnight courier, one (1) Business Day after having been given to such courier, and (e) if transmitted by electronic mail, when sent, receipt confirmed by telephone or electronic means.
SECTION 6.4    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.
SECTION 6.5    Further Assurances.
(a)The Transferee and the Transferor each agree that at any time and from time to time, at its expense and upon reasonable request of the Collateral Agent, it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the Conveyances and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral the subject of a lien hereunder. Without limiting the generality of the foregoing, the Transferor authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Transferee or the Collateral Agent as the assignee of the Transferee may reasonably request to protect and preserve the Conveyances and security interests granted by this Agreement.
(b)The Transferee and the Transferor agree to do and perform, from time to time, any and all acts and to execute any and all further instruments reasonably requested by the other party more fully to effect the purposes of this Agreement and the other Transaction Documents, including the execution of any financing statements or continuation statements or equivalent documents relating to the Transferred Assets for filing under the provisions of the UCC or other laws of any applicable jurisdiction.
(c)The Transferee and the Transferor hereby severally authorize the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Transferred Assets.
(d)The Transferor shall furnish to the Collateral Agent from time to time such statements and schedules further identifying and describing the Transferred Assets and such other reports in connection with the Transferred Assets as the Collateral Agent may reasonably request, all in reasonable detail.
SECTION 6.6    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Transferee, or the Transferor, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.
SECTION 6.7    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
SECTION 6.8    Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the other Transaction Documents set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the other Transaction Documents.
SECTION 6.9    Non-Petition; Limited Recourse. The Transferor hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Transferee any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under any federal, state or foreign bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding Secured Obligations; provided that nothing in this Section 7.9 shall preclude, or be deemed to prevent the Transferor (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Transferee or (ii) any involuntary insolvency proceeding filed or commenced against the Transferee by a Person other than such Transferor, or (b) from commencing against the Transferee or any properties of the Transferee any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal, state or foreign bankruptcy or similar laws. In addition, the Transferor shall have no recourse for any amounts payable or any other obligations arising under this Agreement against any officer, member, director, employee, partner, Affiliate or security holder of the Transferee or any of its successors or assigns. The provisions of this paragraph shall survive the termination of this Agreement.
SECTION 6.10    Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Transferee and the Transferor each have caused this Transfer and Contribution Agreement to be duly executed by their respective officers as of the day and year first above written.

BR FUNDING HOLDINGS 2024-1 LLC, as Transferee

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Director

Signature Page to BR Seller Transfer and Contribution Agreement

B. RILEY BRAND MANAGEMENT LLC, as Transferor

By: /s/ Perry Mandarino
Name: Perry Mandarino
Title: Authorized Person

Signature Page to BR Seller Transfer and Contribution Agreement

SCHEDULE A

Schedule Of Transferred Assets

	Asset Vehicle	Asset Vehicle Interest
1	BR Brand Holdings LLC, a New York limited liability company	80% of the limited liability company interests in BR Brand Holdings LLC, under the Amended and Restated Operating Agreement of BR Brand Holdings LLCA, dated as of October 28, 2019; held by B. Riley Brand Management, LLC, in its capacity as a member of BR Brand Holdings, LLC (including the economic and non-economic rights of a member under such agreement)
2	HRLY Brand Management LLC, a Delaware limited liability company	42.91% of the limited liability company interests in HRLY Brand Management LLC, under the Limited Liability Company Operating Agreement of HRLY Brand Management LLC, dated as of as of October 28, 2019; held by B. Riley Brand Management, LLC, in its capacity as a member of HRLY Brand Management LLC (including the economic and non-economic rights of a member under such agreement)
3	Justice Brand Management LLC, a New York limited liability company	40.85% of the limited liability company interests in Justice Brand Management LLC, under the Operating Agreement of Justice Brand Management LLC, dated as of June 2, 2021; held by B. Riley Brand Management, LLC, in its capacity as a member of Justice Brand Management LLC (including the economic and non-economic rights of a member under such agreement)
4	S&S Brand Management LLC, a New York limited liability company	10.29% of the limited liability company interests in S&S Brand Management LLC, under the Operating Agreement of S&S Brand Management LLC, dated as of March 23, 2023; held by B. Riley Brand Management, LLC, in its capacity as a member of S&S Brand Management LLC (including the economic and non-economic rights of a member under such agreement)